UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORVEX AND RELATED DEMAND IMMEDIATE REAL GOVERNANCE CHANGES

AT COMMONWEALTH REIT

NEW YORK, January 21, 2014 – Corvex Management LP and Related Fund Management, LLC, whose separately managed investment funds collectively own approximately 9.6% of the outstanding shares of CommonWealth REIT (NYSE:CWH), today sent a letter to the Trustees of CommonWealth REIT, demanding that they implement immediate, meaningful governance reforms that give shareholders the unequivocal ability to choose who should manage their company.

The full text of the letter follows:

January 21, 2014

Ronald J. Artinian

William A. Lamkin

Ann Logan

Joseph L. Morea

Frederick N. Zeytoonjian

c/o CommonWealth REIT

Two Newton Place

255 Washington Street

Newton, MA 02458-1634

Dear Trustees:

We write in response to the series of public announcements you have recently made in an attempt to convince shareholders that the Portnoys and their beholden Trustees – after 28 years of carefully calculated efforts to take control of CommonWealth away from its shareholders – have suddenly had an epiphany and realized the virtues of good corporate governance. Your recent announcements come after tens of millions of dollars of shareholders’ money have been wasted by you over the last year on appalling tactics aimed at denying shareholders the right to elect their trustees, a right that is plainly written in the Company’s charter.

We believe that your recent statements expressing concern about shareholder interests are disingenuous, given the lengths to which you have gone to silence shareholders over the last 12 months, coupled with CommonWealth’s long-term track record of “worst-in-class” corporate governance. In fact, we believe your recently announced governance changes are merely window-dressing aimed at confusing shareholders and ultimately preserving a system in which shareholders will be forced to continue paying the Portnoys fees even after CommonWealth takes its 28-year tradition of underperformance into its 29th year and beyond.

As shareholders get close to having the opportunity to elect a new independent Board, they deserve clarity surrounding the governance of their company. Therefore, we request that you publicly respond to the following questions:

•	Will CommonWealth immediately eliminate the requirement in its bylaws that at least two trustees be at all times “managing trustees”? Maintaining this requirement may force shareholders at the 2014 annual meeting to elect a trustee affiliated with RMR – the company owned entirely by Barry and Adam Portnoy, that has no equity in CommonWealth and which received over $75 million in fees from CommonWealth in 2012 – or otherwise give you an excuse to keep two Portnoys on the Board even if shareholders object to it. Further, we remind you that from 2007 through 2012, CommonWealth’s share price declined 67.5%, while fees paid to RMR increased 29.5%. We privately asked this crucial question over a month ago, but you have so far failed to respond.

•	Will you publicly disclose today the text of your proposed amendment to CommonWealth’s charter to be put up for a vote at the 2014 shareholder meeting, and commit that the amendment will require that no less than two-thirds of the board will be up for nomination and election at the 2015 shareholder meeting?

•	Will you amend CommonWealth’s charter to ensure that the board cannot again opt back into Section 3-803 of the Maryland General Corporation Law, which allows you to unilaterally create a staggered board without a shareholder vote? In various public statements you have indicated your willingness to de-stagger the board and that at this time you have opted out of Section 3-803. Without so amending CWH’s charter to permanently opt out of Section 3-803, the promise to de-stagger the board today is illusory.

•	Will you amend CommonWealth’s governing documents to commit that if Mr. Barry Portnoy is not elected as a trustee at the 2014 shareholder meeting, CommonWealth will adhere to the view that shareholders should decide who represents them, not the Portnoys? Doing so would avoid a repeat of the affront to shareholders you committed when you re-appointed Trustee Joe Morea to the board immediately after he received the vote of only 14% of the outstanding shares at the 2013 annual meeting.

•	Will you amend CommonWealth’s charter and bylaws to ensure the new provisions you recently adopted, which provide a less offensive annual meeting and nomination process, can only be reversed with a shareholder vote? Absent such amendment, your new provisions could be unilaterally reversed by the Portnoys whenever they again feel their empire under siege. Or should shareholders just wait and see whether you decide to re-introduce later this year the requirement that trustee nominations must be made by a shareholder who has held 3% of the stock for at least three years in certificated form?

•	Will you amend CommonWealth’s charter and bylaws to commit that any future consent solicitation will conform to the same procedural guidelines prescribed by the Arbitration Panel for our new consent solicitation? Or should shareholders simply assume that you will never again attempt to eviscerate the right granted to them in the charter when you next disagree with your shareholders? We remind you that you have previously stated that the charter’s provision that the board “may” declare a record date for a consent solicitation means that the board may decide never to set a record date for a consent solicitation.

•	Will you post online the entire unredacted transcript of the October 2013 hearing before the Arbitration Panel? Shareholders have a right to read CommonWealth management’s testimony about, among other things, their fiduciary duties to RMR (vis-à-vis CommonWealth shareholders), and the manner in which the management agreement between RMR and CommonWealth has been negotiated in the past. It is inconceivable that trustees of a public company would seek to keep these facts from the shareholders they were elected to serve and to whom they owe a fiduciary duty.

•	Will you properly discharge your fiduciary duties and work with us and the Arbitration Panel to agree on a path to transitioning to a new Board in a way that addresses your professed concerns on the subject? Apparently, your best argument to defend yourselves and the Portnoys after 28 years of mismanagement and underperformance is that if our consent solicitation is successful and shareholders get to elect their own representatives, a parade of horrors will befall the Company because of the amount of time it will take to elect a new Board. Therefore, you argue, shareholders must simply resign themselves to be held hostage to RMR and the Portnoys. It could not be more clear to us that there are very simple mechanisms, all under your control, to make sure that there is no period of time between the removal of the Trustees and election of a new Board, including allowing us and other shareholders to solicit written consents to elect a new board simultaneously with the removal of the current board. We will be contacting you separately to coordinate the best approach, and we and other shareholders expect your full cooperation in light of your public statements.

We kindly ask for a response by no later than 5:00 p.m. ET on January 22, 2014.

Sincerely yours,

/s/ Keith Meister	/s/ Jeff T. Blau

Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

cc	Barry M. Portnoy
Adam D. Portnoy

Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a preliminary solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect five new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the preliminary solicitation statement in its entirety, and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation of CommonWealth REIT shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole, David R. Johnson, James Corl, Edward Glickman, Peter Linneman, Jim Lozier and Kenneth Shea. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed on January 16, 2014 with the SEC.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

For further information, contact:

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

INVESTORS:

Edward McCarthy / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550